CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Stock Purchase Plan Committee of the
Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan:

We consent to the incorporation by reference in the registration statements (Nos. 33-157477, 33-151797, 333-140784, 33125280, 333-119375, 333-104104,
333-87852,   333-75542  and  333-39204)  on  Form  S-8  of  Koninklijke  Philips
Electronics N.V. of our report dated October 29, 2009, with respect to the statements of financial condition of the Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan as of July 31, 2009 and 2008, and the related statements of income (loss) and changes in plan equity for each of the years in the three year period ended July 31, 2009, which report appears in the July 31, 2009 annual report on Form 11-K of the Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan.




/s/ KPMG LLP
Boston, Massachusetts
October 29, 2009